UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SOLERA NATIONAL BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 24, 2011

Dear Fellow Shareholder,

The Solera National Bancorp Annual Meeting of Shareholders was convened on Thursday, June 16, 2011.  There were insufficient shares represented by person or proxy at the meeting to establish a quorum for the election of directors and ratification of the independent registered public accounting firm.  Accordingly, the meeting was adjourned and scheduled to reconvene on June 30, 2011 at 10:00 am, MDT, at 5801 West Alameda Ave, Suite B, Lakewood, CO 80226.

The board of directors believes it is important to engage in constructive dialogue with all of our shareholders.  We have had some discussion with shareholders over the past few weeks regarding the composition of the board of directors, the current stock price and market liquidity.

Board of Directors

The Nomination and Governance Committee is responsible for identifying potential new board members.  The Committee is actively engaged in identifying potential candidates that will enhance the board of directors.  We are currently compiling a list of experienced, well-respected, banking and business professionals and will contact these individuals to discuss possible board membership.  The Nomination and Governance Committee will review all potential nominees and their qualifications and make a recommendation to the full board of directors as to which persons should be considered as new board members.  The board of directors welcomes shareholders to submit the name of any qualified potential nominee for review by the Nomination and Governance Committee.

Stock Price and Market Liquidity

During the past three years, our country’s financial system experienced a meltdown not seen since the Great Depression.  No one is pleased with the current values afforded small community bank stocks.  We would all like to see Solera’s stock price reflect a premium to the Company’s current book value of approximately $7 per share.

To address the stock price and liquidity issues, we are extending our investor outreach.  We believe that communicating Solera’s unique vision, strengths and abilities will increase market visibility and transparency with potential investors.  We have engaged the premier banking investor relations firm, The Cereghino Group, to assist with the implementation of our investor relations program.  The key goals of our investor relations program will be to:

•                  Gain fair valuation for the Company’s stock

•                  Increase trading activity

•                  Develop a loyal base of long-term investors

•                  Broaden distribution by reaching new shareholders

•                  Foster credibility with a consistent and compelling message to the financial markets

•                  Enhance the Company’s image and reputation

We are also establishing multi-media shareholder communication platforms that will enable the Company to communicate with investors in a real-time format.

What You Need to Do Now

Regardless of the number of shares you own, or how you choose to vote them, it is important that your shares be represented at the annual meeting of shareholders.  Every vote matters and we need to establish a quorum, which means a majority of all outstanding shares must be voted.

Please vote your shares now so that your vote can be counted without delay. Voting is easy.  You may utilize one of the options below to ensure that your vote is promptly recorded in time for the shareholder meeting:

•                                    VOTE THROUGH THE INTERNET:  You may cast your vote by logging into: http://www.proxyvote.com.  You will need to reference the control number that is found on your proxy card.

•                                    VOTE BY TELEPHONE: You may cast your vote by calling 1-800-690-6903.  You will need to reference the control number found on your proxy card.

•                                    VOTE BY MAIL: You may cast your vote by mail by signing, dating and mailing the proxy card that you received by mail.

YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!

If you have any questions relating to the shareholders meeting, voting your shares, or need to request additional proxy materials, you may call our proxy solicitation advisors, Advantage Proxy, toll-free at 1-877-870-8565 between the hours of 9:00 a.m. and 9:00 p.m. Eastern Time, Monday through Friday.

We thank you for voting and appreciate your continued loyalty and support.

Sincerely,

Douglas Crichfield	Basil Sabbah
President and CEO	Chairman of the Board